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			UNITED STATES
		SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549

			SCHEDULE 13G

	Under the Securities Exchange Act of 1934

			(Amendment No.   )

			ANICOM, INC.
			(Name of Issuer)

			COMMON STOCK
			(Title of Class of Securities)

			035250109
			(CUSIP Number)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 035250109
					13G
_________________________________________________________
1  	NAME OF REPORTING PERSON
   	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	State of Wisconsin Investment Board
	39-6006423
_________________________________________________________
2  	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
							(a)_____
	Not Applicable				(b)_____
_________________________________________________________
3	SEC USE ONLY


_________________________________________________________
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Madison, Wisconsin
_________________________________________________________
				5	SOLE VOTING POWER
    NUMBER OF			2,633,111
       SHARES		______________________________________
BENEFICIALLY		6	SHARED VOTING POWER
    OWNED BY  			Not Applicable
         EACH     	______________________________________
  REPORTING  		7	SOLE DISPOSITIVE POWER
      PERSON			2,633,111
        WITH		______________________________________
        			8	SHARED DISPOSITIVE POWER
					Not Applicable
_________________________________________________________
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
					2,633,111
_________________________________________________________
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN SHARES
					Not Applicable
_________________________________________________________
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
					10.48
________________________________________________________
12	TYPE OF REPORTING PERSON
	EP (Public Pension Fund)
_________________________________________________________

SEE INSTRUCTION BEFORE FILLING OUT

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ITEM 1.  ISSUER
(a)	ANICOM, INC.
(b)	6133  N. RIVER ROAD, ROSEMONT, IL  60018

ITEM 2.  PERSON FILING
(a)	State of Wisconsin Investment Board
(b)	P.O. Box 7842
	Madison, WI 53707
(c)	Wisconsin State Agency
(d)	See cover page
(e)	See cover page

ITEM 3. This Statement is filed pursuant to 13d-1(b) or 13d-2(b) and the State of Wisconsin Investment Board is a government agency which manages public pension funds subject to provisions comparable to ERISA.

ITEM 4. OWNERSHIP
(a)	See Row 9 on Page 2
(b)	See Row 11 on Page 2
(c)	The State of Wisconsin Investment Board retains sole voting and
	dispositive power for all shares.

ITEM 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  Not Applicable

ITEM 7.  Not Applicable

ITEM 8.  Not Applicable

ITEM 9.  Not Applicable

ITEM 10. CERTIFICATION
	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

	After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				November 8, 1999
				Date

				_________________________
				Signature
				George Natzke, Chief Financial Officer
				Name/Title